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                                                                       Exhibit 4






                                 SUNSOURCE INC.

                     NONQUALIFIED DEFERRED COMPENSATION PLAN

                        (Effective as of August 1, 2000)















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                               TABLE OF CONTENTS

                                 SUNSOURCE INC.
                     NONQUALIFIED DEFERRED COMPENSATION PLAN

                                     PURPOSE

         The purpose of the SunSource Inc. Nonqualified Deferred Compensation Plan (the "Plan") is to provide certain key management employees of SunSource Inc. and its subsidiary companies (collectively referred to as the "Company") with the opportunity to defer a portion of the compensation otherwise payable to them as employees of the Company in accordance with the provisions of the Plan, as hereinafter set forth. The Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation for a select group of management or highly compensated employees within the meaning of section 201(2) of the Employee Retirement Income Security Act of 1974, as amended.

                                                                          Page
                                                                          ----
ARTICLE  1 DEFINITIONS AND CONSTRUCTION......................................1
ARTICLE  2 BENEFITS..........................................................3
ARTICLE  3 DISTRIBUTIONS TO PARTICIPANTS.....................................6
ARTICLE  4 EMERGENCY BENEFITS................................................7
ARTICLE  5 ACCELERATED DISTRIBUTION..........................................7
ARTICLE  6 VESTING...........................................................8
ARTICLE  7 FUNDING...........................................................8
ARTICLE  8 ADMINISTRATION....................................................8
ARTICLE  9 AMENDMENT AND TERMINATION........................................10
ARTICLE 10 MISCELLANEOUS....................................................10





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                          DEFINITIONS AND CONSTRUCTION

         Sec. 1.01  Definitions.  Whenever used in this Plan:
                    -----------

         "Account" means the Compensation Deferral Account established on the Company's books for each Participant.

         "Affiliate" means any firm, partnership, or corporation that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Company; provided that an "Affiliate" shall only be considered as such for the period that such relationship with the Company shall exist. "Affiliate" also includes any other organization similarly related to the Company that is designated as such by the Board.

         "Beneficial Owner" and the correlative term "Beneficially Own" are used herein within the meaning of Rule 13d-3 under the Exchange Act.

         "Board" means the Board of Directors of the Company.

         "Change of Control" means the occurrence of any of the following events:

         Any "person" (as such term is used in Sections 3(a)(9) and 13(d)(3) of the Exchange Act) other than the management group of Maurice Andrien, Joseph M. Corvino, Norman V. Edmonson, Max W. Hillman, Donald T. Marshall, and John P. McDonnell, becomes a Beneficial Owner, directly or indirectly, of securities of the Company representing 20% or more of the voting power of the then outstanding securities of the Company.

         (1) A transaction is approved in which the stockholders of the Company immediately before the transaction will not Beneficially Own, immediately after the transaction, shares entitling such stockholders to 75% or more of all votes to which all stockholders of the surviving entity would be entitled in the election of directors or other governing persons (excluding any election of directors by a separate class vote), or where the members of the Board, immediately prior to the transaction, would not, immediately after the transaction, constitute a majority of the board of directors of the surviving entity, (2) the sale or other disposition of all or substantially all of the assets of the Company, SunSource Investment Company, Inc., or SunSub A Inc., or their respective successors in interest or (3) a liquidation or dissolution of the Company, SunSource Investment Company, Inc., or SunSub A Inc., or their respective successors in interest; provided, however, that any such action with respect to SunSource Investment Company, Inc. or SunSub A Inc. shall not constitute a change of control so long as the Company continues to own, directly or indirectly, substantially all of the assets thereof.

         Any person has commenced a tender offer or exchange offer for 20% or more of the voting power of the then outstanding shares of the Company; or

         A majority of the Board shall cease for any reason to consist of (1) individuals who on the effective date hereof are serving as directors of the Company, or (2) individuals who

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subsequently become members of the Board and whose nomination for election or election to the Board is recommended or approved by a majority of the Board.

         "Code" means the Internal Revenue Code of 1986, as amended from time to time.

         "Committee" means the persons appointed by the Board to administer the Plan pursuant to Article 7.

         "Company" means SunSource Inc.

         "Compensation" means, for any Plan Year, the total amount of cash remuneration paid by the Company or an Affiliate to an Eligible Employee as base salary and commissions and the total amount of cash remuneration earned by an Eligible Employee as bonus (including amounts payable in the following Plan
Year), including any Compensation Deferrals under this Plan or any 401(k) plan or section 125 plan maintained by the Company or an Affiliate.

         "Compensation Deferral" means the amount or amounts of a Participant's Compensation deferred under the provisions of Article 2.

         "Earnings Crediting Options" means the options listed in Exhibit A selected by the Participant from time to time pursuant to which earnings or losses are credited to the Participant's Accounts.

         "Effective Date" means August 1, 2000.

         "Eligible Employee" means an Employee who is eligible to participate in the Plan for a particular Plan Year as designated by the Company in its sole discretion; provided, however, that to qualify as an "Eligible Employee" for purposes of the Plan, the individual must be a member of a "select group of management or highly compensated employees" within the meaning of Sections 201, 301 and 401 of ERISA, as determined by the Committee.

         "Employee" means any individual employed by the Company or an Affiliate on a regular, full-time basis (determined in accordance with the personnel policies and practices of the Company).

         "Enrollment Agreement" means the authorization form prescribed by the Committee which an Eligible Employee files with the Company to participate in the Plan.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Exchange Act" means Securities Exchange Act of 1934, as amended.

         "Participant" means (a) any Eligible Employee who makes a Compensation Deferral pursuant to Section 2.01, or (b) any other current or former Eligible Employee who has a balance in an Account greater than zero.

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         "Plan" means the SunSource Inc. Nonqualified Deferred Compensation
Plan, as set forth herein and as the same may be amended from time to time.

         "Plan Year" means the calendar year.

         "Retirement" means the termination of the Participant's Service with the Company and the Affiliates (for reasons other than death or cause) at or after age 55. For purposes hereof, the term "cause" shall mean termination by the Company or an Affiliate for failure of the Participant to perform his duties (other than by reason of illness, injury or incapacity), dishonesty, willful misconduct or conviction of a crime involving moral turpitude, as determined by the Company or the applicable Affiliate.

         "Service" means service as an employee of the Company or an Affiliate.

         "Social Security Wage Base" means the applicable contribution base for Old Age, Survivors and Disability Insurance (OASDI) as determined under section 3121(x) of the Code.

         "Termination Date" means the date of termination of a Participant's Service with the Company and the Affiliates. Notwithstanding the foregoing, a Participant's Service shall not be considered terminated as long as he is receiving benefits under the terms of any long-term disability plan maintained by the Company or an Affiliate.

         "Valuation Date" means the last day of each calendar quarter and such other time or times as the Committee shall determine.

         Sec. 1.02 Gender and Number. The masculine pronoun shall include the feminine, the singular shall include the plural, and vice versa.


                                    BENEFITS

         Participant Compensation Deferral Amounts.

         For such Plan Years as the Company shall determine, each Eligible Employee may irrevocably elect in writing to defer up to 25% of his base salary and up to 100% of his bonuses for the Plan Year, subject to such rules and procedures as the Committee deems appropriate. In all events, each such election shall be made prior to the last day of the Plan Year preceding the Plan Year in which such Compensation is earned. Notwithstanding the foregoing, with respect to the Plan Year during which the Company first permits Eligible Employees to make elections hereunder or during which an individual first becomes an Eligible Employee, the affected Eligible Employee may make an irrevocable written election within thirty (30) days of the date as of which such elections may first be made or within thirty (30) days of becoming an Eligible Employee, as the case may be, to defer up to 25% of his base salary and up to 100% of his bonuses for the remainder of such Plan Year; provided, in the latter case, the Company has determined to permit Compensation Deferrals for such Plan Year.

         An Eligible Employee shall enroll in the Plan effective as of the first day of a Plan Year by filing a completed and fully executed Enrollment Agreement with the Committee by a date set by the Committee. Pursuant to such Enrollment

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Agreement and such procedures as the Committee shall establish, the Eligible
Employee shall irrevocably elect an amount of his Compensation to be deferred through payroll deductions, which deductions shall be made after any required payroll tax deductions. An Eligible Employee shall provide such other information as the Committee shall require.

         The Enrollment Agreement filed by an Eligible Employee must also set forth the Participant's election as to the time and manner of distribution of Participant's Account, pursuant to Section 3.01.

         Eligible Employees selected by the Committee may irrevocably elect to defer amounts previously deferred under the SunSource Inc. Deferred Compensation Plan for Key Employees. Any such amounts shall continue to be deferred under the Plan and shall be distributed in accordance with the distribution method elected by the Eligible Employee pursuant to Section 3.01.

         In addition to the elections permitted under subsection (a) and (d) of this Section 2.01, Eligible Employees may also elect to defer up to 100% of his bonus payable in the 2001 Plan Year. Such election is irrevocable and must be made by December 1, 2000. Amounts deferred shall be distributed in accordance with the distribution method elected by the Eligible Employee pursuant to
Section 3.01.

         Investment of Accounts. Each Account shall be credited daily with earnings or losses attributable to the Earnings Crediting Options offered by the Committee and selected by the Participant in the following manner:

         A Participant's Account shall be credited with earnings in accordance with the Earnings Crediting Option selected by the Participant from time to time. Participants may allocate their Accounts among the Earnings Crediting Options available under the Plan in accordance with such rules and procedures as the Committee shall prescribe. The rate of return, positive or negative, credited under each Earnings Crediting Option is based upon the actual investment performance of such investment fund as the Committee may designate from time to time as specified in Exhibit A, and shall equal the total return of such investment fund net of Plan administrative fees and asset based charges, including, without limitation, money management fees, fund expenses and mortality and expense risk insurance contract charges as determined by the Committee. The Committee reserves the right, on a prospective basis, to add or delete Earnings Crediting Options, provided, however, that any such change in the Earnings Crediting Options available under the Plan shall only affect the rate at which earnings shall be credited to Participants' Accounts on a prospective basis, and shall not affect the value of Participants' existing Accounts, including any earnings credited under the Plan up to the date of such change.

         A Participant may change the Earnings Crediting Options among which his Accounts are allocated daily subject to such rules and procedures the Committee deems appropriate. Each such change may include (i) reallocation of the Participant's existing Account, and/or (ii) changes in investment allocation of amounts to be credited to the Participant's Account in the future, as the Participant may elect. In the event the Committee deletes an Earnings Crediting

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Option, a Participant whose Account is allocated to such Earnings Crediting
Option, in whole or in part, shall be entitled to reallocate such Account and/or any amounts to be credited in the future to such Account among the remaining Earnings Crediting Options.

         Notwithstanding that the rates of return credited to Participants' Accounts under the Earnings Crediting Options are based upon the actual performance of the investment funds selected by the Participant from among the options designated by the Committee and specified in Exhibit A, the Company shall not be obligated to invest any amounts deferred by a Participant under this Plan, or any other amounts, in such portfolios or in any other investment funds and no Participant shall have any right, title or interest in any such investment fund or other specific asset of the Company.

         The Committee or its delegate shall provide to each Participant, not less frequently than quarterly, a statement in such form as the Committee deems desirable setting forth the balance standing to the credit of such Participant in each of his Accounts.

         Except as otherwise determined by the Committee, any distribution made to or on behalf of a Participant from an Account in an amount which is less than the entire balance of such Account shall be made pro rata from each of the Earnings Crediting Options to which such Account is then allocated.

         Accounting and Valuation of Account.

         The Company shall establish a bookkeeping account for each Participant to which shall be credited an amount equal to the Compensation Deferrals elected by the Participant. Amounts credited should include amounts credited pursuant to
Section 2.01(d).

         Compensation Deferral amounts shall be credited to an Account on the first business day following the date such amounts otherwise would have been payable to the Participant. An Account shall be reduced to reflect any distributions or withdrawals from such Account. Such reductions shall be allocated to the Account as of the date such distributions or withdrawals are made. The funds applicable to the Accounts shall be subject to claims by the Company's general creditors in the event of the Company's insolvency.

         As of each Valuation Date, income, gain and loss equivalents (determined as if the Account is invested in the manner set forth under Section
2.02 hereof) attributable to the period following the next preceding Valuation Date shall be credited to and/or deducted from the Participant's Account, as applicable.

         Anything contained herein to the contrary notwithstanding, amounts credited to a Participant's Account shall commence to be credited with interest or earnings under Section 2.02 within thirty (30) days of the date such amounts are credited to the Participant's Account, as determined by the Committee.


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                          DISTRIBUTIONS TO PARTICIPANTS

         Election of Distribution Option. On the initial Enrollment Agreement filed with the Committee, an Eligible Employee shall elect the time and manner of payment pursuant to which his Accounts shall be distributed. The Participant may elect one of the following methods of distribution: (i) lump sum; or (2) not more than five (5) annual installments. Except as provided in Section 3.02 below, the manner of distribution elected by the Eligible Employee on the initial Enrollment Agreement will be effective for all subsequent Enrollment Agreements executed under the Plan.

         Benefits Upon Retirement. In the case of a Participant whose Service terminates on account of his Retirement, the Account shall be distributed as elected by the Participant in accordance with Section 3.01. Any lump-sum benefit payable in accordance with this Section shall be paid between January 1 and February 28 of the Plan Year following the Plan Year in which the Participant retires, in an amount equal to the value of such Account as of the last business day of the month preceding the date of payment. Annual installment payments, if any, shall commence between January 1 and February 28 of the Plan Year following the Plan Year in which the Participant retires, in an amount equal to (i) the value of such Account as of the last business day of the month preceding the date of payment, divided by (ii) the number of annual installment payments elected by the Participant in accordance with Section 3.01. The remaining annual installments shall be paid not later than February 28 of each succeeding year in an amount equal to (i) the value of such Account as of the last business day of the month preceding the date of payment of the installment, divided by (ii) the number of installments remaining. A Participant may change his election regarding the manner of distribution as described in this Section 3.01 of his Account in the twelve-month period preceding the Participant's Retirement. Such change in the manner of distribution will apply to the entire Account.

         Benefits Upon Termination of Employment. In the case of a Participant whose Service terminates, other than on account of his death, prior to the earliest date on which he is eligible for Retirement, the value of the Participant's Accounts as of the last business day of the month preceding the date of payment shall be distributed to the Participant in a lump sum as soon as practicable following the Participant's Termination Date.

         Benefits Upon Death. In the event of a Participant's death prior to the complete distribution of his Accounts pursuant to Article 3, the value of the Participant's remaining Accounts as of the last business day of the month preceding the date of payment under the Plan shall be paid to the Participant's designated beneficiary or, if none, to the Participant's surviving spouse or, if none, to the Participant's estate in cash in a lump sum as soon as administratively practicable following the completion of the first valuation of the Participant's Accounts which coincides with or next follows the Participant's death.

         Each Participant may designate a beneficiary or beneficiaries (which beneficiary may be an entity other than a natural person) to receive any payments which may be made following the Participant's death. Such designation may be changed or canceled at any time without the consent of any such beneficiary. Any such designation, change or cancellation must be made in a form approved by the Committee and shall not be effective until received by the Committee or its designee. If a Participant designates more than one

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beneficiary, the interests of such beneficiaries shall be paid in equal shares, unless the Participant has specifically designated otherwise.

         Benefits Upon a Change of Control. In the event of a Change of Control, the value of a Participant's vested Accounts shall be paid to the Participant in a lump sum within sixty (60) days of the Change of Control.


                               EMERGENCY BENEFITS

         Emergency Benefit. In the event that the Committee, upon written request of a Participant, determines, in its sole discretion, that the Participant has suffered an unforeseeable financial emergency, the Company shall pay to the Participant from his Account, as soon as practicable following such determination, an amount necessary to meet the emergency, after deduction of any and all taxes as may be required pursuant to Section 9.10. For purposes of this Plan, an unforeseeable financial emergency is an unexpected need for cash arising from an illness, casualty loss, sudden financial reversal, or other such unforeseeable occurrence. Cash needs arising from foreseeable events such as the purchase of a house or education expenses for children shall not be considered to be the result of an unforeseeable financial emergency. With respect to that portion of an Account which is distributed to a Participant as an emergency benefit, in accordance with this Section 4.01, no further benefit shall be payable to the Participant under this Plan. Notwithstanding anything in this Plan to the contrary, a Participant who receives an emergency benefit in any Plan Year shall have his then current elections with respect to Compensation Deferrals automatically revoked for the remainder of such Plan Year. It is intended that the Committee's determination as to whether a Participant has suffered an "unforeseeable financial emergency" shall be made consistent with the requirements under section 457(d) of the Code.


                            ACCELERATED DISTRIBUTION

         Availability of Withdrawal Prior to Retirement. Upon his written election, a Participant may elect to withdraw all or a portion of an Account at any time prior to the time such Account otherwise becomes payable under the Plan, provided the conditions specified in Section 5.03, Section 5.04 and
Section 5.05 are satisfied.

         Acceleration of Periodic Distributions. Upon his written election, a Participant or Participant's beneficiary who is receiving installment payments under the Plan may elect to have the remaining installments distributed in the form of an immediately payable lump sum, provided the condition specified in
Section 5.03 is satisfied.

         Forfeiture Penalty. In the event of a withdrawal pursuant to Section 5.01, or an accelerated distribution pursuant to Section 5.02, the Participant or beneficiary shall forfeit from the Account from which the withdrawal is made an amount equal to 10% of the amount of the withdrawal or accelerated
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distribution, as the case may be. The forfeited amount shall be deducted from the applicable Account prior to giving effect to the requested withdrawal or acceleration. The Participant and his beneficiary shall not have any right or claim to the forfeited amount, and the Company shall have no obligation whatsoever to the Participant, his beneficiary or any other person with regard to the forfeited amount.

         Minimum Withdrawal. In no event shall the amount withdrawn in accordance with Section 5.01, be less than 25% of the amount credited to the Participant's Account immediately prior to the withdrawal.

         Suspension from Deferrals. In the event of a withdrawal pursuant to
Section 5.01, a Participant who is otherwise eligible to make Compensation Deferrals under Article 2 shall be prohibited from making Compensation Deferrals with respect to the Plan Year immediately following the Plan Year during which the withdrawal is made, and any election previously made by the Participant with respect to Compensation Deferrals during the Plan Year in which the withdrawal is made shall be void and of no effect.

         Acceleration by Committee. The Committee, in its sole discretion, may accelerate the distribution of one or more of a Participant's Accounts if it determines that such acceleration is in the best interests of the Company.


                                     VESTING

         Vesting of Account. A Participant shall be fully vested in his Account at all times.

                                     FUNDING

         The Plan is intended to constitute an "unfunded" plan of deferred compensation for Participants. Benefits payable hereunder shall be payable out of the general assets of the Company and no segregation of any assets whatsoever for such benefits shall be made. The obligation of the Company hereunder shall constitute a general, unsecured obligation, payable solely out of general assets, and no Participant or beneficiary shall have any right to any specific assets of the Company. Notwithstanding the foregoing, the Company shall establish a "rabbi trust" to serve as a funding vehicle for the benefits described in the Plan.

                                 ADMINISTRATION

         Committee. The Plan shall be administered by a committee consisting of two or more senior officers of the Company appointed by the Board. For purposes of this Plan, references to the Committee shall be deemed to be references to the Board to the extent that the Board has not delegated its authority to administer the Plan to the Committee.

         Committee Authority. The Committee shall have full power and authority to construe, interpret and administer the Plan, and may, to the extent permitted by law, make factual determinations, correct defects, supply omissions and reconcile inconsistencies to the extent necessary, prescribe, amend and rescind any rules, forms and procedures as it deems necessary or appropriate for the proper administration of the Plan and make any other determinations and take any other such actions as it deems necessary or advisable in carrying out its

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duties under the Plan. All action taken by the Committee arising out of, or in connection with, the administration of the Plan or any rules adopted thereunder, shall, in each case, lie within its sole discretion, and shall be final, conclusive and binding upon the Board, the Company, the Affiliates, the Employees, the beneficiaries and all other persons and entities having an interest therein. The Committee may employ and rely on such legal counsel, such actuaries, such accountants and such agents as it may deem advisable to assist in the administration of the Plan.

         Compensation. Members of the Committee shall serve without compensation for their services unless otherwise determined by the Board. Unless otherwise determined by the Committee, all expenses of administering the Plan shall be paid by the Company.

         Indemnification. The Company shall indemnify and hold harmless each member of the Committee from any and all claims, losses, damages, expenses (including counsel fees) and liability (including any amounts paid in settlement of any claim or any other matter with the consent of the Board) arising from any act or omission of such member, except when the same is due to gross negligence or willful misconduct.

         Committee Determinations. Any decisions, actions or interpretations to be made under the Plan by the Company, the Board or the Committee shall be made in its respective sole discretion, not as a fiduciary and need not be uniformly applied to similarly situated individuals and shall be final, binding and conclusive on all persons interested in the Plan.

         Plan Administrator. The Committee shall be the "plan administrator" for purposes of ERISA.

         Claims Procedure.

         The Committee shall advise each Participant and beneficiary of any benefits to which he is entitled under the Plan. If any person believes that the Committee has failed to advise him of any benefit to which he is entitled, he may file a written claim with the Committee. The claim shall be reviewed, and a response provided, within a reasonable time after receiving the claim. Any claimant who is denied a claim for benefits shall be provided with written notice setting forth:

               the specific reasons or reasons for the denial;

               specific reference to pertinent Plan provisions on which denial is based;

               a description of any additional material or information necessary for the claimant to perfect the claim; and

               an explanation of the claim review procedure set forth in paragraph (b) below.

         Within 60 days of receipt by a claimant of a notice denying a claim under the Plan under paragraph (a), the claimant or his duly authorized representative may request in writing a full and fair review of the claim by the Committee. The Committee may extend the 60-day period where the nature of the benefit involved or other attendant circumstances make such extension appropriate. In connection with such review, the claimant or his duly authorized representative may review pertinent documents and may submit issues and comments in writing. The Committee shall make a decision promptly, and not later than 60 days after the Committee's receipt of a request for review, unless special circumstances (such as the need to hold a hearing, if the Committee deems one necessary) require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than 120 days after receipt of a request for review. The decision on review shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, and specific references to the pertinent Plan provisions on which the decision is based.


                            AMENDMENT AND TERMINATION

         Authority to Amend. The Board may amend the Plan at any time and in any manner whatsoever. Notwithstanding the above, no amendment shall operate to reduce the benefit amount accrued on behalf of a Participant on the effective date of the amendment. The Company's President or Chief Executive Officer may amend the Earnings Crediting Options available to Participants when deemed appropriate.

         Right to Terminate. Continuance of the Plan is completely voluntary and is not assumed as a contractual obligation of the Company. The Board shall have the right at any time for any reason to terminate the Plan; provided, however, that the Plan termination shall not operate to reduce the amount accrued on behalf of a Participant on the effective date of the Plan's termination.


                                  MISCELLANEOUS

         Limitation of Participant's Right. Nothing in this Plan shall be construed as conferring upon any Participant any right to continue in the employment of the Company or an Affiliate, nor shall it interfere with the rights of the Company or an Affiliate to terminate the employment of any Participant and/or to take any personnel action affecting any Participant without regard to the effect such action may have upon such Participant as a recipient or prospective recipient of benefits under the Plan.

         No Compensation for Other Benefits. Any amounts paid hereunder shall not be deemed salary or other compensation to a Participant for the purposes of computing benefits to which he may be entitled under any other arrangement established by the Company or an Affiliate for the benefit of its employees.

         No Limitation on Company's Actions. Nothing contained in the Plan shall be construed to prevent the Company or an Affiliate from taking any action which is deemed by it to be appropriate or in its best interest. No Participant, beneficiary or other person shall have any claim against the Company or an Affiliate as a result of such action.

         Rights and Obligations. If a Participant becomes entitled to a distribution under the Plan and if at such time the Participant has outstanding any debt, obligation, or other liability representing an amount owing to the Company or an Affiliate, the Company may offset such amount owed to it against the amount of benefits otherwise distributable. The rights and obligations created hereunder shall be binding on a Participant's heirs, executors and administrators and on the successors and assigns of the Company.

         Payments to Representatives. If any Participant or beneficiary entitled to receive any benefits hereunder is determined by the Committee, or is adjudged to be, legally incapable of giving valid receipt and discharge for such benefits, the benefits shall be paid to a duly appointed and acting conservator or guardian, or other legal representative of such Participant or beneficiary, if any, and if no such legal representative is appointed and acting, to such person or persons as the Committee may designate. Such payments shall, to the extent made, be deemed a complete discharge for such payments under this Plan.

         Protective Provisions. Each Participant and beneficiary shall cooperate with the Committee by furnishing any and all information requested by the Committee in order to facilitate the payment of benefits hereunder. If a Participant or beneficiary refuses to cooperate with the Committee, the Company shall have no further obligation to the Participant or beneficiary under the Plan, other than payment of the then-current balance of the Participant's Accounts in accordance with prior elections.

         Governing Law. Except to the extent superseded by federal law, the Plan shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania.

         Nonalienation. Except as hereinafter provided with respect to family disputes, the rights of any Participant under this Plan are personal and may not be assigned, transferred, pledged or encumbered. Any attempt to do so shall be void. In cases of family disputes, the Committee shall observe the terms of the Plan unless and until ordered to do otherwise by a state or federal court. As a condition of participation, a Participant agrees to hold the Committee harmless from any claim that arises out of the Committee's obeying the final order of any state or federal court, whether such order effects a judgment of such court or is issued to enforce a judgment or order of another court. For purposes of this
Section 10.08, "family dispute" means a dispute relating to provision of child support, alimony payments, or marital property rights to a spouse, former spouse or other dependent of the Participant.

         Limitations on Obligations. Neither the Company nor any officer, director or employee thereof shall be responsible or liable in any manner to any Participant, beneficiary or any person claiming through them for any benefit or action taken or omitted in connection with the granting of benefits, the continuation of benefits, or the interpretation and administration of this Plan.

         Withholding. The Committee may make such provisions and take such action as it may deem necessary or appropriate for the withholding of any taxes which the Company is required by any law or regulation of any governmental authority, whether Federal, state or local, to withhold in connection with any benefits under the Plan, including, but not limited to, the withholding of appropriate sums from any amount otherwise payable to the Participant or his beneficiary. Each Participant, however, shall be responsible for the payment of all individual tax liabilities relating to any such benefits.

         Lost Payees. Any benefit payable under the Plan shall be deemed forfeited if the Committee is unable to locate the Participant or beneficiary to whom payment is due; provided, however, that such benefit shall be reinstated if a claim is made by the Participant or beneficiary for the forfeited benefit.

         Severability. If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.

         Headings. Headings are inserted in this Plan for convenience of reference only and are to be ignored in the construction of the provisions of the Plan.

         Notice. Any notice or filing required or permitted to be given to the Committee shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the Human Resources Department of the Company or to such other entity as the Committee may designate from time to time. Such notice shall be deemed given as to the date of delivery, or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

                                    EXHIBIT A

         The Plan shall offer the following Earnings Crediting Options for determining the rate of return to be credited to Accounts. The investment options are:

o Frank Russell Investment Company Equity I Fund
o Frank Russell Investment Company Equity II Fund
o Frank Russell Investment Company International Fund
o Frank Russell Investment Company Fixed I Fund
o Frank Russell Investment Company Balanced Strategy Fund
o Frank Russell Investment Company Emerging Markets Fund
o Frank Russell Investment Company Money Market Fund